                                                                  Rule 424(b)(3)
                                                                       333-58863


                               BRIGHTPOINT, INC.

                      Supplement dated February 1, 1999 to
                         Prospectus dated July 29, 1998

         This supplement, which supersedes the supplement dated September 2, 1998 to the Company's Prospectus dated July 29, 1998, is being filed solely to revise the allocation between Messrs. Firestone and Olson of the number of shares of the Company's Common Stock that may be sold by them pursuant to the Company's July 29, 1998 Prospectus, and the resulting change in their share ownership after the offering, as set forth in greater detail below.


         "The following table sets forth certain information concerning the Selling Stockholders and their beneficial ownership of the Company's Common Stock as listed under the caption "Selling Stockholders" in the Company's July 29, 1998 Prospectus.

                                                                                  Percentage
                        Beneficial Ownership                                      of Shares
                        of Shares of Common       Shares to be    Shares Owned    Owned After
                        Stock                     Sold in the     After the       the
Selling Stockholder     Prior to Sale             Offering        Offering        Offering
-------------------     ---------------------     ------------    ------------    -----------
Brian Firestone(1)          82,475                  41,237           41,238          *

Norman Olson(1)             35,738                  21,993           13,745          *

Leung Chi Kong,            361,344                 161,344          200,000          *
Eric(2)


     ----------------
     *   Less than 1%

     (1) Mr. Firestone and Mr. Olson received their shares in connection with Company's acquisition of Wireless Fulfillment Services, LLC from Wireless Stockroom, Inc. Mr. Firestone, the former President and principal stockholder of Wireless Stockroom, Inc., which was dissolved in June 1998, is an employee of Wireless Fulfillment Services, LLC, a subsidiary of the Company.

     (2) Leung Chi Kong, Eric became an employee of Brightpoint China Limited, a subsidiary of the Company, during 1997, in connection with the Company's acquisition of certain assets of Legend International (Asia) Limited, and remains an employee."